UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 5, 2016

UBIQUITI NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
001-35300 (Commission File Number)	32-0097377 (IRS Employer Identification No.)
2580 Orchard Parkway San Jose, CA 95131 (Address of principal executive offices, including zip code)
(408) 942-3085 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

Previous independent registered public accounting firm

On December 5, 2016, the Audit Committee (the “Audit Committee”) of Board of Directors (the “Board”) of Ubiquiti Networks, Inc. (the “Company”) determined to change the Company’s independent registered public accounting firm effective as of December 5, 2016, and on December 5, 2016, the Company dismissed PricewaterhouseCoopers LLP (“PwC”), the Company’s then current independent registered public accounting firm.

The reports of PwC on the Company’s financial statements for the fiscal years ended June 30, 2015 and 2016 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended June 30, 2015 and 2016, and the subsequent interim period through December 5, 2016, the Company has not had any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports on the Company’s financial statements for such years.

During the fiscal years ended June 30, 2015 and 2016, and the subsequent interim period through December 5, 2016, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except as set forth below.

As reported in its Annual Reports on Form 10-K for the years ended June 30, 2015 and 2016, management concluded that the Company did not maintain effective internal control over financial reporting as of June 30, 2015 and 2016, respectively, due to the material weaknesses described below.

Management determined that the Company did not maintain an effective control environment, attributable to a lack of sufficient, competent personnel necessary for effective financial reporting. This resulted in the lack of comprehensive and up-to-date accounting policies and procedures, skepticism on the part of key accounting personnel, internal control training, leadership and adequate communication of roles and responsibilities. Growth in the complexity of the business without commensurate growth in the capabilities of the finance and accounting organization contributed to this deficiency.

The Company’s failure to maintain an effective control environment contributed to a second deficiency in the form of ineffectively designed and maintained controls required for safeguarding of the Company’s funds and timely detection of improper transactions in the general ledger. Specifically, the Company’s disbursement authorization policies were not updated timely for changes in personnel and positions, nor were authorization requirements clearly stated, including those for non-routine transactions.

The Company’s failure to maintain an effective control environment also contributed to a third deficiency in the form of ineffectively designed and maintained controls over user access and transaction privileges to modify and post entries to the general ledger and subsidiary ledgers. In particular, the scope of user access and transaction privileges to the general ledger and subsidiary ledgers is not sufficiently restricted to provide reasonable assurance of effective process and review controls over postings to the general ledger. Additionally, general ledger changes were completed without due consideration of collateral impacts on segregation of duties controls.

The subject matter of these material weaknesses was discussed by the Audit Committee with PwC.  The Audit Committee has authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning these material weaknesses.

The Company provided PwC with a copy of this disclosure as set forth under this Item 4.01 and requested PwC to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the response letter from PwC is attached hereto as Exhibit 16.1.

New independent registered public accounting firm

On December 7, 2016, the Audit Committee engaged KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for the Company, effective as of such date.

During the fiscal years ended June 30, 2015 and 2016, and through the effective date of their engagement, the Company did not consult with KPMG regarding (a) the application of accounting principles to a specified transaction, either completed or proposed or (b) the type of audit opinion that might be rendered on the Company’s financial statements, in either case where a written report was provided to the Company or oral advice provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues. Additionally, during the fiscal years ended June 30, 2015 and 2016, and through the effective date of their engagement, the Company did not consult with KPMG regarding any other matter that was either the subject of a disagreement between the Company and its former auditor or was a reportable event (as described in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

Item 8.01	Other Events.

As a result of its change of independent registered public accounting firms, the Board has determined to withdraw Proposal 2 from the shareholder vote at the Company’s upcoming annual meeting of stockholders on December 14, 2016 (the “Annual Meeting”). Proposal 2 was to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. The Company does not intend to submit at the Annual Meeting any other proposal for ratification of the appointment of its independent registered public accounting firm.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

16.1	Letter from PricewaterhouseCoopers LLP dated December 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2016	Ubiquiti Networks, Inc.

By: /s/ Robert J. Pera
Name: Robert J. Pera
Title: Chief Executive Officer